Amendment no. 1 to AMENDED AND RESTATED ADMINISTRATION AGREEMENT

THIS AMENDMENT NO. 1 to the AMENDED AND RESTATED ADMINISTRATION AGREEMENT (this “Amendment”) is made this 16th day of January, 2018 (the “Amendment Effective Date”), by and between the Schroder Series Trust, a Massachusetts business trust (the “Trust”), SEI Investments Global Funds Services, a statutory trust formed under the laws of the State of Delaware (the “Administrator”) and Schroder Investment Management North America, Inc. (“Investment Advisor”).

WHEREAS:

A.	The parties entered into an Amended and Restated Administration Agreement (the “Agreement”) dated February 10, 2017;
B.	The Administrator provides administration and accounting services to the Trust;
C.	Each of the parties to the Agreement now wish to amend the Agreement as provided herein; and
D.	Section 12.09 of the Agreement permits amendment by a written instrument duly executed by an authorized representative of each of the parties.

NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Defined Terms. Except as specifically set forth herein, defined terms used herein shall have their respective meanings as set forth in the Agreement.
2.	Schedule l (Funds). Schedule I (Funds) is hereby deleted in its entirety and replaced with the Schedule I attached hereto as Attachment 1.
3.	Schedule Ill (Schedule of Fees). Schedule Ill (Schedule of Fees) is hereby amended to add the following fund to the list of Funds covered under Schedule lll (Schedule of Fees):

Schroder Core Bond Fund

4.	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and shall continue in full force and effect.
5.	Counterparts. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. This Amendment shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.
6.	Binding Effect. This Amendment, and the rights and obligations of the parties hereunder, shall be binding upon, and shall inure to the benefit of the parties and their respective permitted successors and assigns.
7.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any conflict of laws or choice of laws rules or principles thereof.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the Amendment Effective Date.

ADMINISTRATOR:		TRUST:

SEI INVESTMENTS GLOBAL FUNDS SERVICES		SCHRODER SERIES TRUST
By:	/s/ John Alshefski	By:	/s/ Lisa K. Whittaker
Name:	John Alshefski	Name:	Lisa K. Whittaker
Title:	SVP	Title:	VP & Assistant Secretary

INVESTMENT ADVISOR:

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.
By:	/s/ Mark A. Hemenetz
Name:	Mark A. Hemenetz
Title:	Authorized Signatory

Attachment 1

SCHEDULE I

Funds

Schroder Emerging Markets Small Cap Fund

Schroder Long Duration Investment–Grade Bond Fund

Schroder Short Duration Bond Fund

Schroder Total Return Fixed Income Fund

Schroder Core Bond Fund